Exhibit 99.1

One Corporate Center                                                                                                   GAMCO Investors, Inc.
Rye, NY 10580-1422
Fax (914) 921-5392
www.gabelli.com

For Immediate Release:	Contact:	Robert S. Zuccaro
Executive Vice President and Chief Financial Officer
(914) 921-5088

For further information please visit
www.gabelli.com

GAMCO Upsizes Tender Offer for its
0% Subordinated Debentures due 2015 to Purchase All Debentures Outstanding

Extends Expiration Date to 5:00 p.m. on July 2, 2012

Rye, New York, June 19, 2012 – GAMCO Investors, Inc. (“GAMCO”) (NYSE: GBL) announced today that it has amended its tender offer (the “Offer”) to purchase for cash its 0% Subordinated Debentures due 2015 (CUSIP No. 361438AA2) (the “Debentures”) to increase the maximum principal amount of Debentures that GAMCO will purchase in the Offer to the entire principal amount of Debentures outstanding.  As of June 18, 2012, there was $86,114,564 principal amount of Debentures outstanding.  Additionally, GAMCO has amended the Offer to extend the expiration date of the Offer to 5:00 p.m., Eastern Time, on July 2, 2012.  The Offer was previously scheduled to expire at 12:00 midnight, Eastern Time, on June 18, 2012.

As of 5:00 p.m., Eastern Time, on June 18, 2012, approximately $63,203,000 principal amount of Debentures had been validly tendered and not properly withdrawn, including $38,212,800 principal amount of Debentures tendered by GAMCO’s Chairman, Chief Executive Officer, and Chief Investment Officer - Value Portfolios, Mario J. Gabelli, out of $45,772,300 principal amount of Debentures he beneficially owned, and $1,448,800 principal amount of Debentures tendered by GAMCO’s other directors and executive officers out of $1,599,700 principal amount of Debentures they beneficially owned.  GAMCO’s directors and executive officers, including Mr. Gabelli, have indicated to GAMCO that they do not intend to withdraw their existing tenders.  Existing tenders of Debentures may be withdrawn at any time prior to the expiration of the Offer.

All of the other terms and conditions of the Offer, including the price range of the Offer ($820-$870 per $1,000 of principal amount), remain unchanged.  As previously announced, GAMCO has retained Morrow & Co., LLC (“Morrow”) to serve as information agent for the Offer.  A copy of the Offer documents may be obtained from Morrow at (877) 815-6525 or GAMCO.info@morrowco.com.  Please contact Morrow with any questions regarding the Offer.

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GAMCO conducts its investment advisory business principally through: GAMCO Asset Management Inc. (Institutional and Private Wealth Management), Gabelli Funds, LLC (Mutual Funds) and Gabelli Securities, Inc. (Investment Partnerships). GAMCO also acts as an underwriter and provides institutional research through Gabelli & Company, Inc. its broker-dealer subsidiary.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

Our disclosure in this press release contains some forward-looking statements. Forward-looking statements give our current intentions, expectations or forecasts of future events. You can identify these statements because they do not relate strictly to historical or current facts. Although we believe that we are basing our intentions, expectations and beliefs on reasonable assumptions within the bounds of what we currently know about our business and operations, there can be no assurance that our actual actions or results will not differ materially from what we currently expect or believe. We direct your attention to specific discussions of risk contained in our Form 10-K and other public filings. We are providing these statements as permitted by the Private Litigation Reform Act of 1995. We do not undertake to update publicly any forwardlooking statements if we subsequently learn that we are unlikely to achieve our intentions or expectations, or if we receive any additional information relating to the subject matters of our forward-looking statements.